EXHIBIT 10.3
SECOND AMENDMENT TO
THE PHOENIX COMPANIES, INC. NON-QUALIFIED DEFERRED COMPENSATION
AND EXCESS INVESTMENT PLAN
As Amended and Restated Effective January 1, 2004
     The Phoenix Companies, Inc. Non-Qualified Deferred Compensation and Excess Investment Plan, as amended and restated effective January 1, 2004 (the “Plan”), is further amended, effective July 1, 2007, as follows:
1.	The last sentence of Section 2.01 of the Plan is amended and restated to read as follows:

In the absence of any such designation, the Beneficiary shall be the Participant’s spouse or domestic partner (as defined in the Savings and Investment Plan) or, if there is no spouse or domestic partner, the Participant’s estate.

2.	Section 2.21 of the Plan is amended in its entirety to read as follows:

“Participating Employer” means each corporation that has adopted the Plan with the consent of the Benefit Plans Committee in accordance with Article X.

3.	Article II of the Plan is amended to add the following new definitions in alphabetical order and shall be renumbered accordingly:

“Benefit” means the amount equal to the sum of a Participant’s Excess Investment Benefit and Deferred Compensation Benefit.

“Excess Investment Plan Election” means a Participant’s election to defer a portion of Excess Earnings as set forth in Section 4.03.

“Grandfathered Participant” means a Participant designated as a “Grandfathered Participant” under the Savings and Investment Plan.

“Years of Service” means the number of “Years of Service” credited to a Participant, as defined in the Savings and Investment Plan.

4.	Section 4.02(c) of the Plan is amended and restated in its entirety to read as follows:
(c)	For the period from July 1, 2003 through June 30, 2007, and continuing thereafter for Grandfathered Participants only, for each Plan Year with respect to which a Participant has a deferral election in effect under this Plan, a matching Company credit equal to one hundred percent (100%) of such Participant’s contributions, to the extent that such contributions do not exceed three percent (3%) of Excess Earnings, plus fifty percent (50%)

of such Participant’s contributions, to the extent that such contributions exceed three percent (3%) but do not exceed five percent (5%) of Excess Earnings.
5.	A new Section 4.02(d) is added to the Plan to read as follows:
(d)	Effective July 1, 2007, for each Plan Year (including, for 2007, only the period from July 1, 2007 through December 31, 2007) with respect to which a Participant, other than a Grandfathered Participant, has a deferral election in effect under this Plan, a matching Company credit equal to the amounts set forth below:

Years of Service (determined	Percentage Match on First 3%	Percentage Match on Next 3%
in whole years as of January	of Excess Earnings Deferred	of Excess Earnings Deferred
1 of each Plan Year)	by a Participant (i.e., 1%-3%)	by a Participant (i.e., 4%-6%)
0-4	100%	50%
5-9	100%	100%
10-14	100%	150%
15+	150%	150%
Notwithstanding anything herein to the contrary, in no event may a Participant change the deferral election in effect under this Plan for the 2007 Plan Year.

6.	The last sentence of Section 6.04 is deleted in its entirety.